CDI Anderselite Limited

Stuart Batchelor
The Ridings
216 Forest Road
Coalville
Leicestershire
LE67 3SJ

Without Prejudice
Subject to Contract

31 October 2014

Dear Stuart
Settlement Agreement between CDI Anderselite Limited (“the Company”) and Stuart Batchelor (“the Employee/you”)
Following our recent discussions, set out below are the terms we have agreed upon which your employment with the Company will conclude.
Background

(A)	The Employee is employed by the Company from 2nd January 2012, most recently as Executive Vice President, Global Staffing Services.

(B)	The Company and the Employee (the Parties) have mutually agreed that the Employee’s employment with the Company shall terminate on 31st December 2014 (the Termination Date).

(C)
The Parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment or its termination or otherwise against the Company or any Group Company or Third Party (as defined in this agreement), whether or not those claims are, or could be, in the contemplation of the Parties at the time of signing this agreement.

(D)	The Parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relation to settlement agreements in the relevant legislation.

1	Employment Status

1.1
We hereby agree that this agreement will serve as our respective notices for purposes of termination of the Employee’s employment with the Company, such notice to take effect on 31 October 2014. Your employment will terminate on the Termination Date.

1.2
You shall be paid your salary and shall continue to receive your benefits in the usual way up to and including the Termination Date, subject to deductions for income tax and national insurance contributions as required by law.

20150678

1.3
The Company will reimburse you in respect of any expenses properly incurred in accordance with its expenses policy prior to the Termination Date strictly subject to receipt of appropriate evidence of such expenditure prior to the Termination Date.

1.4
You will continue to be eligible to receive bonus in respect of 2014 under the 2014 Executive Incentive Program (Incentive Program) regardless of your employment status. Any such bonus that may be awarded shall be made subject always to the provisions of the Incentive Program which are in force as at the date of this agreement, save that any such bonus shall be paid no earlier than 6 April 2015, and subject to such deductions for income tax and employee National Insurance contributions as the Company is required by law to make.

1.5	Save as specified in this agreement, all benefits shall cease as from the Termination Date.

1.6
You acknowledge that as at the Termination Date the number the outstanding Time-Vested Deferred Stock (TVDS) awards you hold under the Omnibus Plan is as set out in Schedule 2 of this agreement. Subject to and strictly conditional upon your compliance with terms of this agreement, your rights on termination in respect of such awards shall be as set out in Schedule 2 subject always to the provisions of the Omnibus Plan. You will have the ability to exercise vested stock options and stock-settled appreciation rights for two months following the Termination Date. However, you further acknowledge and agree that all and any other rights you may have under the Omnibus Plan, including to further vest in any awards other than as set forth in Schedule 2, or under any other equity related or long term incentive plan operated by the Group shall lapse on the Termination Date and that you have no right to any compensation whatsoever for the loss of any right or benefit under the Omnibus Plan or any other equity related or long term incentive plan operated by the Group. To the extent that you have any such rights, you hereby waive all such rights with effect from the Termination Date.

1.7
Save as specified in this agreement you are not eligible for, nor entitled to receive, any further bonus, commission or other payments or benefits from the Company or any Group Company or any other increase to your remuneration.

1.8
Subject to clause 1.9, between the date of this agreement and the Termination Date you will continue to work in your role as Executive Vice President, Global Staffing Services as per the terms of the Service Agreement entered into between you and the Company in or around December 2011 and the letter detailing the terms and conditions of promotion dated 28th February 2013 (the Promotion Letter) A copy of the Service Agreement and the Promotion Letter is set out in Schedule 5 of this Agreement.

1.9	Between the date of this agreement and the Termination Date, the Company may in its absolute discretion:

1.9.1
require you not to perform any duties for the Company or any Group Company save that you shall co-operate with the Company in order to assist with the handover of your work or as may otherwise be required and will be required to be contactable at all times during working hours to deal with any queries that arise with regard to your work or otherwise; and

1.9.2
require you not, without prior permission, to enter the premises of the Company or any Group Company or (save in a purely social context) to contact any of the employees, customers, shareholders, distributors, or suppliers or any other business contact of the Company or any company in the Group; and

20150678

1.9.3	require you to take up any accrued but untaken holiday entitlement between 16 December 2014 and the Termination Date inclusive.

1.10
For the avoidance of doubt, subject to clause 1.9 throughout the period up to and including the Termination Date, you agree that you remain bound by your Employment Contract including, for the avoidance of doubt, your express and implied duties of loyalty, fidelity and confidentiality. You agree and undertake that you will comply with your obligations to the Company and any Third Party. The Company reserves the right to terminate your employment summarily without notice or payment in lieu of notice in the event of gross misconduct or under the provisions of the Employment Contract. In the event of such termination, you would not be entitled to the payments at clause 3.1 below, and, notwithstanding clause 1.2 above, your salary and benefits would cease to be paid and provided to you with immediate effect.

2	Conditions

2.1	It is a condition of this agreement that you sign the additional waiver set out in Schedule 4 no later than the Termination Date such that it becomes effective (as described in Schedule 4).

3	Termination payments

3.1	Subject to and strictly conditional upon compliance with your obligations under this agreement, the Company shall:

3.1.1
pay to you the sum of £108,000 as payment in lieu of basic salary in respect of the unexpired portion of your notice period (the Notice Payment). This sum shall be payable to you subject to such deductions for income tax and employees’ national insurance contributions as are required by law; and

3.1.2
pay to you the gross sum of £54,000 as compensation in respect of the termination of your employment (the Compensation Payment). The Parties agree that the Compensation Payment is a non-contractual payment made as compensation for the termination of your employment and loss of office and shall therefore be made to you subject to deduction of such deductions for income tax and employees’ national insurance contributions as are required by law on its excess over £30,000 in accordance with Section 403(1) Income Tax (Earnings and Pensions) Act 2003; and

3.1.3
pay to you the gross sum of £100 in consideration for you giving the undertakings set out in clause 8 (the Consideration Payment). This payment shall be made subject to deduction of income tax and employees’ national insurance contributions as required by law; and

3.1.4
continue, on the same basis as was provided to you during your employment, to provide you with the benefit of private health insurance for you and your spouse, subject to and in accordance with the rules of the Company’s scheme from time to time, until 30 June 2015 or, if earlier, the date upon which you commence alternative employment providing that benefit, it being agreed that you will immediately notify the Company if you accept such an offer of alternative employment and the date of its commencement;

20150678

3.1.5
continue, on the same basis as was provided to you during your employment, to provide the services of Ernst & Young, or such other tax adviser appointed by the Company, to assist you with your US and UK tax affairs in connection with your income from the Company until such assistance is no longer required.

3.2	The Compensation Payment, the Notice Payment and the Consideration Payment shall be paid to you (after issue to you of your Form P45) within 28 days of whichever shall be the later of the following:

3.2.1	the Termination Date; and

3.2.2
the date of receipt by the Company of a copy of this agreement duly countersigned by you (by way of acceptance of its terms) and the certificate appended to this agreement duly signed by the Adviser; and

3.2.3	your compliance in full with the requirements of clause 7; and

3.2.4	Schedule 4 has become effective (as described in Schedule 4).

3.3
The Company shall be entitled to deduct from any and all of the payments due to you under this agreement any overpayments or payments due to it or any Group Company from you on termination of your employment or otherwise (including, without limitation, loans and training costs that are repayable).

4	Legal Fees
The Company shall make a contribution in the sum of £1,000 plus VAT towards the legal costs you have incurred in taking the advice which you have received in relation to the termination of your employment with the Company from the Adviser, such contribution to be made direct to the Adviser’s firm after completion of this agreement and within 28 days following receipt by the Company of an appropriate copy invoice (issued by that firm to you and marked payable by the Company and sent under private and confidential cover to Brian Short, General Counsel) and written confirmation from that firm that these costs were solely incurred in relation to such advice.

5	Waiver of claims

5.1
You have or may have potential claims arising from your employment and its termination, which include unfair dismissal and breach of contract (the Employment Claims). This agreement settles the Employment Claims and reflects the intention of yourself, the Company and each Group Company that this agreement should also settle all and any other claims you may have against the Company and/or any Group Company and/or any Third Party subject to and in accordance with the terms of this agreement). Accordingly, you accept the terms of this agreement in full and final settlement and satisfaction of any claim which you (or any person or body on your behalf) have or may have against the Company and/or any Group Company and/or any Third Party including but not limited to the claims and complaints set out in Schedule 1 to this agreement (in each case past, present or future) howsoever and whensoever arising, whether in connection with your employment with the Company or any Group Company or its termination or otherwise whether in the United Kingdom or in Pennsylvania or any other state in the United States of America.

5.2	The waiver in this clause 5 shall have effect irrespective of whether or not you are or could be aware of such claims, costs, expenses at the date of this agreement and irrespective of

20150678

whether or not such claims are in your express contemplation and/or the express contemplation of the Company and/or any Third Party at the date of this agreement (including such claims, costs, expenses of which you become aware after the date of this agreement in whole or in part as a result of the commencement of new legislation or the development of the common law).

5.3
Nothing in this agreement shall prevent you from instituting proceedings against the Company and/or any Group Company and/or any Third Party to enforce its terms or in respect of accrued pension rights or any personal injury claim (other than a personal injury claim that you could have brought as or ancillary to a claim of unlawful discrimination to which the waiver contained within this clause 5 applies) in connection with any claim made against you by a third party relating to the performance of your duties during your employment.

5.4
For the avoidance of doubt, by signing this agreement you hereby withdraw any grievances, complaints, appeals and/or data subject access requests concerning the Company and/or any Group Company and/or any Third Party which you have made. Further, you undertake that you will not raise any future grievances, complaints and/or data subject access requests concerning the Company and/or any Group Company and/or any Third Party.

6	Repayment of monies in event of breach

6.1
It is a fundamental term of this agreement that the vesting of TVDS awards under Schedule 2 and the payments set out in clause 3 and any other payments to be made to you or benefits to be provided to you under this agreement are conditional upon you refraining from instigating or pursuing any claim arising from your employment or its termination against the Company, any Group Company or any Third Party and adhering to the undertakings set out in clause 8.

6.2
If you instigate any claim or proceedings against the Company, any Group Company or any Third Party arising from your employment or its termination and a judgment or order is made against the Company, any Group Company or any Third Party, notwithstanding and without prejudice to any causes of action against you, you agree to indemnify such company and/or person for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

6.3
You acknowledge that the Company has entered into this agreement in specific reliance upon the warranties set out in clause 9. In the event of any breach of any of the warranties in clause 9 by you, but without limiting any other rights the Company has or may have, none of the then unvested TVDS awards will vest and none of the payments set out in clause 3 will be paid to you or, if paid, must be repaid by you to the Company immediately on demand and the Company shall be released from any continuing obligations under this agreement. The sum demanded will be recoverable by the Company as a debt, together with all costs, including legal costs, incurred by the Company in recovering the sum and/or in relation to any proceedings so brought by you, and together with the interest thereon for the period commencing on the date the sum(s) was/were paid to you and ending on the date the Company receives repayment of such monies in full.

7	Return of property etc

7.1	You shall on or before the Termination Date return to the Company all Confidential Information and/or Property in good condition (fair wear and tear excepted) and without

20150678

modification and provide the Company with all necessary passwords or other information to allow it to access any computer equipment owned by the Company or any Group Company and used or accessed by you prior to the Termination Date.

7.2
Notwithstanding the provisions of clause 7.1 of this agreement, provided that you allow the Company access to your company-owned UK mobile phone so that the Company can remove any and all Company confidential information and licensed software, the Company will allow you to retain the phone previously provided to you by the Company. The Company will use reasonable business efforts to facilitate the transfer of your UK mobile phone number to a personal account so that you can use your current mobile number at your own expense on your own personal mobile telephone account after the Termination Date. From the Termination Date you will be liable for and pay direct to the mobile telephone service provider or immediately on demand by the Company reimburse the Company in respect of any call, message or data charges or cancellation or other penalties incurred by it in relation to the use of the UK mobile telephone and/or transfer of the mobile telephone number.

7.3
If you have any documents or information (including without limitation any documents or copies thereof containing any Confidential Information) belonging to any Group Company held on a personal computer or otherwise outside the Company’s premises then you must irretrievably delete them/it immediately and undertake that neither you nor any other unauthorised person with your knowledge shall retain, or retain the ability to access, such documents or information.

7.4	At the Company’s request you will supply written confirmation that you have complied with the requirements set out in clauses 7.1 and 7.3 above.

7.5
You shall resign as a Director of the Company and of any Group Company of which you are Director with effect from 3 November 2014 by delivering to the Company at the same time as you execute this agreement a letter of resignation in the form of the draft attached to this agreement as Schedule 3 and you shall resign from any trusteeship or other offices which you hold in the Company and in any Group Company at the same time and you agree to do such other things as are necessary to give effect to such resignations and to resign from other directorships directly or indirectly connected with your employment with the Company.

7.6
If you fail to comply with clause 7.5 above, the Company is hereby appointed to act as your attorney to execute any document or do anything in your name necessary to effect your resignation. If there is any doubt as to whether such a document or action has been executed or carried out within the authority conferred by this clause, a certificate in writing signed by any director or the secretary of the Company will be conclusive evidence that such is the case.

8	Undertakings

8.1	In consideration of the Consideration Payment you agree that:

8.1.1
your express and implied duties relating to confidential information continue after the Termination Date and in particular you agree and acknowledge that the obligations set out in clause 14 of the Employment Contract remain in full force and effect from the Termination Date; and

8.1.2	save as approved in writing in advance by the Company or as required by law or a court of competent jurisdiction or a competent regulatory authority, you will not

20150678

and will procure that the Adviser will not make any statement to any third party regarding:

(a)
the circumstances surrounding the termination of your employment (other than to professional advisers, immediate family or (to the extent necessary to discuss your employment history) prospective employers or employment agencies, provided always that you ensure that such persons are made aware of and agree to maintain strict confidentiality of such matters); or

(b)
the existence, terms and negotiation of this agreement or the fact that you are to receive, or the amount of, the Notice Payment and the Compensation Payment and any other payments to be made or benefits to be provided to you pursuant to the terms of this agreement; and

8.1.3
you will not at any time publish or otherwise make any statement concerning the Company, any Group Company or any Third Party which is derogatory or disparaging or which might be expected to damage or lower the reputation of the Company, any Group Company or any Third Party; and

8.1.4
after the Termination Date you will not represent yourself or allow yourself to be held out or represented as being in any way connected with or interested in the business of the Company or any Group Company; and

8.1.5
you will at the request of the Company or any Group Company provide such assistance to it as may be reasonably requested by it or them in any threatened or actual litigation and/or regulatory investigation concerning it or them where you have in your possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers to be relevant to such legal proceedings and/or regulatory investigation (including, but not limited to, preparing statements and affidavits, meeting with the legal and other professional advisers of the Company or any Group Company, attending any legal hearing and giving evidence) provided always that the Company or the relevant Group Company shall reimburse you for reasonable expenses properly incurred by you in giving such assistance, subject always to agreement in advance with the Company of those expenses; and

8.1.6
the provisions of clause 23.8 of and the First Schedule to the Employment Contract will remain in full force and effect following the Termination Date, save that the Restricted Territory shall mean any geographic area in which the Company has wholly owned subsidiaries and the Restriction Period (as defined in the First Schedule to the Employment Contract) shall in respect of clause 3.1.1 be reduced to 6 months. For the avoidance of doubt the Restriction Period shall remain 12 months in respect of clauses 3.1.2 to 3.1.7 inclusive of the First Schedule to the Employment Contract. If you are offered employment, consultancy or other business activities by any person during the duration of the restrictions referred to in this clause, you will notify that person of the restrictions preserved by and referred to in this clause 8.1.6.

8.2
For the avoidance of doubt you acknowledge and agree that whilst the Consideration Payment represents valuable consideration in respect of the undertakings in clause 8.1 it does not amount to an estimate of or cap on the loss or damage which the Company or any

20150678

Group Company would suffer were you to breach any of the obligations set out in this clause.

9	Warranties
You represent and warrant and undertake that:

9.1
you have received independent legal advice from the Adviser who is a relevant independent adviser (as defined in the Acts and Regulations listed in clause 11) and who has advised you that there is in force a contract of insurance or an indemnity provided for members of a professional body covering the risk of any claim by you in respect of any loss arising in consequence of that advice and who has advised you as to the terms and effect of this agreement and, in particular, its effect on your ability to claim through the Employment Tribunal and that in the light of this advice you have agreed to the terms and conditions in this agreement; and

9.2
you have disclosed to the Adviser all facts and matters which may give rise to a claim against the Company, any Group Company and any Third Party with the express intention that all such claims be settled fully and effectively and that, having taken independent legal advice, you are not aware of any statutory claims that you may have against the Company, any Group Company or any Third Party other than those referred to in clause 5.1; and

9.3
the Adviser has advised you as to whether you have any claim of any kind arising out of or in connection with your employment by the Company or any Group Company or the termination of any such employment and, to the extent that you have or may have any such claims, these have been or are hereby asserted or intimated to the Company by you or the Adviser on your behalf prior to the date of this agreement and this agreement and the waiver and release in clause 5.1 above expressly relate to each and every one of those claims; and

9.4	You will procure that the Adviser signs and returns to the Company the certificate appended to this agreement;

9.5
as at the date of this agreement, there are no circumstances of which you are aware or which you ought reasonably be aware which would amount to a repudiatory breach of the Employment Contract nor breached any fiduciary duties to the Company or any Group Company which would entitle or have entitled the Company to terminate your employment without notice; and

9.6
as at the date of this agreement, there are no circumstances of which you are aware or which you ought reasonably be aware of any circumstances which may give rise to a claim against you whether in tort, contract or otherwise anywhere in the world by the Company and/or any Third Party; and

9.7
as at the date of this agreement, there are no circumstances of which you are aware or which you ought reasonably be aware which could give rise to you having a personal injury claim against the Company or any Third Party; and

9.8
you have not nor has anyone on your behalf presented to or posted and neither you nor anyone acting on your behalf will present or post to the offices of any Employment Tribunal a Claim Form or issued High Court or County Court proceedings in respect of any claim arising out of your employment or its termination; and

20150678

9.9
you have not as at the date of this agreement obtained employment or entered into a contract for services or a consultancy agreement with any person, firm or company and that you do not have any offer or expectation of an offer of employment or of a contract for services or consultancy from any person, firm or company; and

9.10
as at the date of this agreement, you have not agreed to accept, accepted or received nor has it been indicated to you that you might receive an offer of alternative employment, engagement or consultancy; and

9.11
you have not made any statement or taken any step prior to signing this agreement which would constitute a breach of any of the warranties in this clause 9 or of the requirements of the undertakings set out in clause 8.1 if such statement or step had occurred after the date of this agreement.

You accept and acknowledge that the Company (on behalf of itself, and its Group Companies) is entering into this agreement in reliance upon the representations, warranties and undertakings provided by you in this clause 9 and upon clauses 5, 6, 7 and 8 of this agreement.

10	Tax indemnity

10.1
The Company does not give any warranty as to the taxable status of the payments to be made and benefits to be provided to you pursuant to this agreement. You will be solely responsible for any income tax or employee national insurance contributions which arise in respect of the Notice Payment, the Compensation Payment or any other payments or benefits to be provided under this agreement and shall fully indemnify the Company and keep the Company and any Group Company fully indemnified on a continuing basis against all and any income tax, employees’ national insurance contributions or other statutory levies (including, for the avoidance of doubt all and any costs, penalties or interest) arising in respect of such payments and/or benefits on an after tax basis (save that this indemnity shall not apply to any deductions actually made by the Company in respect of income tax and employees’ national insurance contributions under this agreement or to any such penalties or interest which arise as a result of the Company’s delay, error or default).

10.2
The Company will provide you with a copy of any request from a relevant authority received by it or any Group Company for payment, assessment, demand or other notification of liability or potential liability to income tax or employees’ national insurance contributions, costs, penalties or interest in respect of the payments and benefits to be provided to you under this agreement and afford to you the reasonable opportunity at your own expense to challenge any such request.

11	Satisfaction of conditions regulating settlement agreements
The conditions regulating settlement agreements pursuant to the provisions of s203(3) of the Act, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 35 of the Working Time Regulations 1998, s49(3) of the National Minimum Wage Act 1998, s288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40 of the Information and Consultation of Employees Regulations 2004 and Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and Section 147 of the Equality

20150678

Act 2010 and Regulation 15 of the Agency Workers Regulations 2010 are (and are intended by the Parties to be) satisfied in relation to this agreement in respect of all and any claims you have or may have under those Acts and Regulations. For the avoidance of doubt, references in this agreement and its Schedules to legislative provisions shall include the corresponding provisions of any preceding legislation repealed as a consequence of the enactment of the above legislation.

12	General

12.1	The terms of this agreement are agreed with no admission of liability by the Company or any Third Party.

12.2
The Contracts (Rights of Third Parties) Act 1999 shall apply to this agreement to the extent (but no more than) as set out in this clause. Any Third Party shall be entitled to enforce the benefits conferred on it by this agreement. The consent of a Third Party shall not be required for the variation or termination of this agreement even if that variation or termination affects the benefits conferred on any Third Party.

12.3
This agreement (which shall remain without prejudice and subject to contract until signed by both you and the Company) contains the entire understanding of the Parties with respect to its subject matter and supersedes all and any prior understandings, undertakings and promises between them, whether oral or in writing, which have been given or may be implied from anything written or said in negotiations between the Parties or their representatives prior to this agreement.

12.4
This agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax or email (in a PDF format) being acceptable for this purpose) and the agreement has been dated by agreement.

12.5
Other than Schedule 4 to this agreement (which Schedule shall be governed by the laws of Pennsylvania) this agreement shall be governed by and construed in accordance with the laws of England and Wales and the Parties to this agreement submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with it.

13	Definitions
In this agreement references to clauses are to clauses of this agreement and, unless the context otherwise requires, the following words and expressions shall have the following meanings:

13.1	the Act means the Employment Rights Act 1996;

13.2	the Adviser means the relevant independent adviser identified in the certificate attached to this agreement;

13.3	the Company means CDI Anderselite Limited;

13.4	Confidential Information means all information in whatever form (including, without limitation, in written, oral, visual, audio or electronic form or on tape or disk) relating to any

20150678

Group Company or its assets (including, without limitation, details of the activities, businesses, business strategy, marketing plans, sales forecasts, investments, prospective investments (and the respective terms of such investments), research activities, inventions, ideas, computer programs, secret processes, designs, technology used, financial information, results and forecasts of any Group Company past, present or projected, goods and services, and details of a confidential nature of its employees and contractors and of the requirements, terms of trade and identity of its suppliers and customers) and any other information designated as confidential by a Group Company;

13.5	Employment Contract means the contract of employment between you and the Company dated in or around December 2011;

13.6
the Group means the Company, any holding company of the Company or any subsidiary or subsidiary undertakings of the Company or such holding company whether in the United Kingdom or elsewhere within the meanings ascribed to those terms by sections 1159, 1161 and 1162 of the Companies Act 2006 and “Group Company” means any company in the Group;

13.7	the Omnibus Plan means the CDI. Corp 2004 Omnibus Stock Plan;

13.8
Property means any property of or relating to the business of the Company and any Group Company including (but without limitation) all books, documents, papers (including copies), material, credit cards, business cards, computer discs, computer software and hardware, security passes, mobile telephones, company car, handheld devices and keys;

13.9	the Termination Date means 31 December 2014; and

13.10	Third Party means any Group Company or any employee, director, shareholder, consultant, agent or officer of the Company and/or any Group Company.

20150678

Please confirm your acceptance of this offer by executing as a deed the enclosed copy of this letter and returning the certificate appended to it which should be signed by the Adviser and signing the waiver at Schedule 4.
EXECUTED as a DEED by:
CDI ANDERSELITE LIMITED
acting by

Director )	…/s/ Brian D. Short…………………………….
…Brian D. Short…………………………….….
(Print name)
in the presence of:

Signed by witness )	…/s/ Patricia E. Halberstadt…………………….

Name of witness	…Patricia E. Halberstadt……………………….

Address:	…1717 Arch St., 35th Floor…………………….
…Philadelphia, PA 19103……………………….

Occupation:	…Administrative Asst………………………….

EXECUTED as a DEED by:

STUART BATCHELOR )	…/s/ Stuart Batchelor ………………………….

in the presence of:

Signed by witness )	…/s/ Patricia E. Halberstadt…………………….

Name of witness	…Patricia E. Halberstadt……………………….

Address:	…1717 Arch St., 35th Floor…………………….
…Philadelphia, PA 19103……………………….

Occupation:	…Administrative Asst………………………….

20150678

ADVISER’S CERTIFICATE

To be completed by the Adviser:

I am writing in connection with the agreement between my client, Stuart Batchelor, and CDI Anderselite Limited (the Company) of today’s date to confirm that:

I, Bhavini Thakkar of Fishers Solicitors, whose address is 4-8 Kilwardby Street, Ashby de la Zouch, Leicestershire, LE65 2FU, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

I have advised Stuart Batchelor (the Employee) as to the terms and effect of this agreement, save for Schedule 4, and in particular its effect on his ability to pursue the claims specified in Schedule 1 of the agreement in an Employment Tribunal.

I have not advised the Employee as to the terms and effect of Schedule 4 of the agreement.

I have advised Stuart Batchelor as a relevant independent adviser within the meaning of the Acts and Regulations referred to in clause 11 of this agreement.

There is now in force and was in force at the time of the advice referred to above being given a policy of insurance or an indemnity provided for members of a professional body covering the risk of any claim by the Employee in respect of any loss arising in consequence of the advice I have given him.

I am not acting (and have not acted) in relation to this matter for the Company or any Group Company (as defined in the settlement agreement to which this certificate is attached).

Signed	...............................................................

Name (Print)	...............................................................

Firm (Print) ...............................................................

Dated	.............................................................

20150678

SCHEDULE 1
CLAIMS AND COMPLAINTS TO WHICH THE WAIVER IN CLAUSE 5.1 APPLIES

1	any claim under common law, for wrongful dismissal or for breach of any express or implied term of your contract of employment howsoever arising, including in respect of stigma;

2	any claim for unfair dismissal under Part X of the Act;

3	any claim in relation to an unauthorised deduction from wages under section 23 of the Act;

4	any entitlement to a statutory redundancy payment under section 135 of the Act;

5	any claim in respect of a written statement of reasons for dismissal pursuant to section 92 of the Act;

6	any claim relating to the requirement to provide a statement of particulars (or changes) or an itemised pay statement that may be brought pursuant to section 11 of the Act;

7
any complaint in relation to a breach of the Public Interest Disclosure Act 1998 (including an unlawful detriment) in respect of which you may present a complaint to an Employment Tribunal under section 48(1A) of the Act;

8	any claim of detriment in employment that may be brought pursuant to section 48 of the Act;

9	any claim in relation to the right to be accompanied at disciplinary or grievance hearings and related rights pursuant to sections 10-12 of the Employment Relations Act 1999;

10
any claim relating to time off work for public duties, looking for work, antenatal care, for dependants, occupational pension scheme trustees, employee representatives or otherwise pursuant to Part VI of the Act;

11
any claim in respect of a detriment relating to pregnancy, childbirth or maternity, maternity, adoption, parental or paternity leave or time off for dependants or otherwise pursuant to section 47C of the Act or a claim in relation to a refusal to permit time off for dependants pursuant to 57B of the Act;

12
any claim for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under the Sex Discrimination Act 1975

13
any complaint of unlawful discrimination (whether direct or indirect), unlawful detriment, harassment, victimisation or otherwise related to race, sexual orientation, religion or belief or age under the Equality Act 2010,

14
any complaint of unlawful discrimination (whether direct or indirect), unlawful detriment, harassment, victimisation under the Race Relations Act 1976, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 or the Employment Equality (Age) Regulations 2006 (including any breach of the “duty-to-consider” procedure set out in Schedule 6 of the Employment Equality (Age) Regulations 2006);

12713307

15
any complaint of unlawful discrimination (whether direct or indirect), harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under the Equality Act 2010 and/or direct discrimination, disability-related discrimination, harassment or victimisation related to disability or failure to make adjustments under the Disability Discrimination Act 1995;

16	any claim for equality of terms under the Equality Act 2010 or any claim for equal pay under the Equal Pay Act 1970;

17	any claim (including less favourable treatment or unlawful detriment) under Regulation 7 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

18	any claim under section 80(1) (parental leave) or section 80H (flexible working) of the Act;

19
any claim in relation to fixed-term working (including less favourable treatment and the right not to be subjected to a detriment) under Part 2 of the Fixed‑Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; and

20	any claim pursuant to Regulation 30 the Working Time Regulations 1998 including any claim you have not been paid a sum due to you under any of Regulations 14(2) or 16(1) of those regulations;

21	any complaint in relation to which you may present a complaint to an Employment Tribunal under sections 11, 17, 24, 25, 26 or any other provision of the National Minimum Wage Act 1998;

22	any complaint relating to a protective award under the Trade Union and Labour Relations (Consolidation) Act 1992;

23
any claim brought pursuant to Part VII of the Transnational Information and Consultation of Employees Regulations 1999 or Part VIII of the Information and Consultation of Employees Regulations 2004 including claims in relation to time off, remuneration and detriment;

24
any claim in relation to the obligations to elect representatives or to inform and consult, or any entitlement to compensation or any other claim under or arising out of regulation 15 of or otherwise under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

25	any claim of harassment pursuant to the Protection of Harassment Act 1997;

26	any claim for breach of the Data Protection Act 1998;

27	any claim for a breach of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

28	any other claim whether arising under contract, in tort, pursuant to any directly effective provision of the Treaty of Amsterdam or the legislation of the European Union or otherwise;

29
any claim in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010.

12713307

SCHEDULE 2

TVDS DETAILS

Grant Plan	Award Type	Award Date	Total Deferred Stock Granted	Total Unvested Deferred Stock as at the Termination Date	Treatment on Termination
CDI Corp. 2004 Omnibus Plan	TVDS	1 February 2012	6,738	4,043
Following the Termination Date 1,347 unvested deferred stock (being 20% of the deferred stock granted) shall vest on the next vesting date under the original vesting schedule (namely 16 January 2015). The remaining unvested deferred stock shall be forfeited on the Termination Date.

CDI Corp. 2004 Omnibus Plan	TVDS	28 February 2014	4,817	4,817	4,817 unvested deferred stock (being 100% of the deferred stock granted) shall be forfeited on the Termination Date.

12713307

SCHEDULE 3
RESIGNATION LETTER

The Directors
CDI Anderselite Limited
Capital House
1 Houndwell Place
Southampton
SO14 1HU

And

The Directors
CDI Corporation
31 October 2014

Dear Sirs
CDI ANDERSELITE LIMITED ("COMPANY") and CDI CORPORATION (“CDI”)
I hereby resign from my office as a director of the Company and each of the Company's and subsidiaries’ undertakings (having the meaning given to it in section 1162 of the Companies Act 2006) of which I am a director with effect from 3 November 2014.
I hereby resign from my office as a director each of CDI’s and its subsidiaries’ of which I am a director with effect from 3 November 2014.
I have no claims or other rights of action of any kind against the Company or CDI or any of their subsidiary undertakings for compensation for loss of office or otherwise.
This letter and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this letter or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed as a deed by Stuart Batchelor	…/s/ Stuart Batchelor……………

in the presence of:

Signed by witness )	…/s/ Patricia E. Halberstadt…….

Name of witness	… Patricia E. Halberstadt ……….

Address:	…1717 Arch St., 35th Floor …….
…Philadelphia, PA 19103……….

12713307

Occupation:	…Administrative Asst. ………….

Signed as a deed by _______________________, Director

in the presence of:

Signed by witness )	…………………………………….

Name of witness	…………………………………….

Address:	…………………………………….
…………………………………….

Occupation:	…………………………………….

12713307

SCHEDULE 4
WAIVER

GENERAL RELEASE

In consideration of and as a condition to receiving the payments and other benefits set out in clause 3.1 of the agreement to which this Schedule is attached (“Employment Agreement”), and other good and valuable consideration to which you would not otherwise be entitled, I Stuart Batchelor, hereby unconditionally and irrevocably discharge, release, and remise the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), known or unknown, in law or equity, accrued or un-accrued, contingent or non-contingent, arising at any time up to and including the date I execute this General Release, whether or not capable of proof as of the effective date of this General Release, whether common law or statutory, whether or not now recognized, that I or anyone claiming by, through, or under me (including without limitation my heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties.

The Claims enumerated above (“Released Claims”) shall include, without limitation, and only by way of example: all Claims arising from or relating to my employment with any of the Released Parties, or the termination thereof; all Claims under the Employment Agreement and related documents; all Claims for discrimination based on age, creed, race, color, sex, sexual orientation, national origin, religion, marital status, disability, military status, domestic violence victim status, arrest record, conviction record, predisposing genetic characteristics or genetic information, nationality, ancestry, familial status, domestic partnership or civil union status, gender identity or expression, atypical hereditary cellular or blood trait, or any other protected characteristic, including (without limitation) Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Rehabilitation Act, the New York State Human Rights Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, and all state and local analogues of such statutes; all Claims under the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Equal Pay Act, the New York Labor Law, the New York Whistleblower Protection Law, the New Jersey Conscientious Employee Protection Act, the New Jersey State Wage and Hour Law, the New Jersey Wage Payment Act, and all other federal, state, and local statutes, rules, or regulations; and all common law Claims, including (without limitation) Claims for breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, wrongful discharge, punitive damages, and any other common law Claims under the laws of any jurisdiction. It is my intention that the language relating to the description of Claims in this General Release shall be given the broadest possible interpretation permitted by law. I understand that nothing in this General Release shall be construed to impair, limit, reduce, alter, or affect my rights or claims to any vested benefits under any employee benefit plans, which rights remain subject to the terms of the applicable plan documents, or to claims that cannot be waived as a matter of law.

As used herein, “Released Parties” means: (i) CDI Corporation (“Company”); (ii) Company’s past, present, and future parents, subsidiaries, and affiliates; (iii) each of the foregoing entities’/persons’ successors and assigns; (iv) each of the foregoing entities’/persons’ owners, shareholders, officers, directors, managers, employees, agents, insurers, representatives, and benefit plans (including such plan’s fiduciaries, administrators, insurers, trustees, and the like); and (v) all

12713307

persons/entities claimed to be jointly or severally liable with any of the foregoing entities/persons or through/by which any such entities/persons have acted with respect to me.

I agree and covenant not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by this General Release. I understand and agree that if I do so, and the action is found to be barred in whole or in part by this General Release, I will pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this General Release. I understand that nothing in this paragraph or General Release precludes me from challenging the validity of this General Release under the requirements of the Age Discrimination in Employment Act, and I shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of this General Release. I, however, acknowledge that this General Release applies to all Claims that I have under the Age Discrimination in Employment Act, and that, unless this General Release is held to be invalid, all of my Claims under that Act shall be extinguished by execution of this General Release. I further understand and agree that nothing in this General Release shall preclude or prevent me from filing a charge with the U.S. Equal Employment Opportunity Commission or similar state or local agency. I agree that I will not seek or accept any relief obtained on my behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this General Release. I warrant and represent that I have not filed any Claim released in this General Release and that I am not aware of any wrongdoing or violation of any law, statute, regulation, or policy by any of the Released Parties.

I agree to not directly or indirectly disparage, or encourage or induce others to disparage, any of the Released Parties in any forum or through any medium of communication. I understand that upon the termination of my employment, Company will instruct its executives, directors and officers to not disparage me in any forum or through any medium of communication. Nothing in this paragraph or General Release precludes any person from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

Company hereby advises me to consult with counsel before executing this General Release. I hereby acknowledge and understand that I have the right to consider this General Release for a period of twenty-one (21) days prior to execution. I agree that changes made to this General Release, whether material or immaterial, do not restart the aforementioned twenty-one (21) day period. I further acknowledge and understand that for seven (7) days following my execution of this General Release, I may revoke this General Release by providing written notice to Company to be received within this seven-day period. This General Release shall not become effective or enforceable until the seven-day revocation period has expired without revocation.

This Schedule 4 shall be governed by the laws of the State of Pennsylvania, irrespective of any otherwise applicable principles of conflicts of laws.

I, STUART BATCHELOR, INTENDING TO BE LEGALLY BOUND, HEREBY SIGN THIS GENERAL RELEASE VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS TERMS ON THE DATE SET FORTH BELOW.

.................................................................	………………………………

Stuart Batchelor	Dated

12713307

SCHEDULE 5
SERVICE AGREEMENT AND PROMOTION LETTER

12713307